Exhibit 99

Frontier Communications Board Will Set Reverse Stock Split Ratio at 1-for-15

NORWALK, Conn., May 2, 2017 – Frontier Communications Corporation (NASDAQ: FTR) announced today that its Board of Directors has made a determination that it will set the reverse stock split ratio at 1-for-15 if stockholders approve the reverse stock split proposal that is now before them and, following such approval, the Board decides to proceed with the reverse stock split. The Board made its determination after considering a number of factors, including the recommendation of the Company’s financial advisor, target pricing, and feedback from stockholders and commentators. In addition to the reverse stock split, the proposal before Frontier stockholders would reduce the authorized number of shares of common stock from 1,750,000,000 to 175,000,000.

Voting Matters

There are no changes to the previous proxy/voting instruction card. Stockholders that have already voted do not need to take any action unless they wish to change their vote.

Proxies/voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting, or at any adjournment or postponement thereof, in the manner indicated unless the stockholder revokes the proxy or changes the vote before the shares are voted at the Annual Meeting. Shares represented by proxies returned before the Annual Meeting, but for which no voting instructions have been provided, will be voted in accordance with the Board’s recommendations as set forth in the proxy statement dated March 28, 2017. Important information regarding how to vote shares, revoke proxies or change voting instructions already given is available in the proxy statement under the caption “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING”.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

###